Exhibit 5.1

theNBDgroup.

A Professional Corporation

https://nbdpro.co/

November 15, 2022

B. Riley Financial, Inc.

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to B. Riley Financial, Inc., a Delaware corporation (the “Company”), in connection with your filing of a shelf registration statement on Form S-3ASR (Registration No. 333-252513), filed on January 28, 2021 with the Securities and Exchange Commission (the “Commission”), and automatically effective upon filing (as amended or supplemented, the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Securities Act”), relating to the registration of the offer by the Company of any combination of securities of the types specified therein. Reference is hereby made to our opinion letter dated January 28, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 15, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the registration for resale by certain selling securityholders (“Selling Securityholders”) offering up to (i) 227,491 shares of the Company’s Common Stock, par value $0.0001 per share (the “Resale Common Shares”) and (ii) $60,000,000 of the Company’s 6.75% Senior Notes Due 2024 (the “Resale Senior Notes” and together with the Resale Common Shares, the “Resale Securities”) covered by the Registration Statement. We have been advised that the Resale Securities were issued to the Selling Securityholders pursuant to the Securities Purchase Agreement, between the Company, Targus Cayman Holdco Limited, the Sellers identified therein and the other parties thereto, dated as of October 18, 2022. The Resale Senior Notes are Additional Notes pursuant to the terms and conditions of an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of May 7, 2019, as supplemented by the First Supplemental Indenture dated as of May 7, 2019, the Second Supplemental Indenture dated as of September 23, 2019, the Third Supplemental Indenture, dated as of February 12, 2020, the Fourth Supplemental Indenture, dated as of January 25, 2021, the Fifth Supplemental Indenture, dated as of March 29, 2021, the Sixth Supplemental Indenture, dated as of August 6, 2021 and the Seventh Supplemental Indenture, dated as of December 3, 2021.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. The opinion set forth below is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and federal laws of the United States, which are in effect on the date hereof.

Based on the foregoing, we are of the opinion that the Resale Securities to be sold by the Selling Securityholders have been duly authorized by all requisite corporate action on the part of the Company and have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K, being filed on the date hereof, relating to the Shares and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ The NBD Group, Inc.